AURORA INVESTMENT MANAGEMENT L.L.C.

CODE OF ETHICS (amended and restated effective as of May 1, 2013)

This is the Code of Ethics (the “Code”) of Aurora Investment Management L.L.C. (the “Firm”).  This Code is effective as of May 1, 2013, and as of that date replaces the Firm’s Code of Ethics, as amended and restated as of May 1, 2012.

Things You Need to Know to Use This Code

1.           Terms in boldface type have special meanings as used in this Code.  To understand the Code, you need to read the definitions of these terms.  The definitions are at the end of the Code, in Part III.

2.           This Code has three sections:

Part I	General Policies
Part II	Reporting Responsibilities and Transaction Restrictions
Part III	Definitions

3.           The Code applies to all Employees of the Firm as defined in Part III.  The term Employee does not include “Non-Access Managers” (as defined in Part III of this Code), but does include Access Persons and Investment Personnel as set forth in the definitions.  If you are a member of the Firm’s board of managers and are classified as a Non-Access Manager, you are subject only to Part I.A, I.B and I.F of this Code.  Parts I.C, I.D, I.E and all of Part II of this Code do not apply to Non-Access Managers.

4.           Reporting obligations described herein are satisfied through Compliance11, which is the Firm’s online compliance and personal trading software, used for compliance questionnaires as well as tracking Employees’ holdings, securities transactions, outside activities, gifts, and political contributions among other compliance matters.

5.           The Firm’s Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances.  However:

•	The Firm expects that waivers will be granted only in limited instances, and

•
Some provisions of the Code that are prescribed by U.S. Securities and Exchange Commission (“SEC”) rules cannot be waived.  These provisions include, but are not limited to, the requirements that Employees file reports and obtain pre-approval before investing in private placements (e.g., hedge funds) and initial public offerings.

6.           The management of the Firm and its compliance personnel will review the terms and provisions of this Code periodically, generally at least annually and make amendments as necessary.  Any amendments to this Code will be provided to you.

7.           You must acknowledge your receipt of this Code (and any amendment thereto) by affirming such receipt through Compliance11.

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PART I
General Policies

A.           General Principles

1.           Introduction:  The Firm’s Values

The Firm has established, and is committed to maintaining, a reputation for integrity and professionalism.  This reputation is built on the Firm’s commitment to honest and ethical conduct.  We value highly the confidence and trust placed by investors in the funds and accounts advised by the Firm.  We place the interests of clients ahead of our own.

2.           Nature of the Firm

The Firm’s primary investment activity is constructing multi-manager investment portfolios (“Funds”) by allocating client capital among a select group of investment managers, generally through investments in collective investment vehicles and/or discretionary managed accounts.  Investment in the Funds is generally offered exclusively to sophisticated, high net worth and institutional investors in private placements or separate account transactions, in each case with limited liquidity and no public market for the interests offered. Certain Funds may be offered on a more “retail” basis. For example, the Firm acts as investment adviser to Aurora Horizons Fund, which is an open-end mutual fund that allocates its capital to sub-advisers, and as sub-adviser to Dexion Absolute Limited, a closed-end fund of hedge funds that lists its shares on the London Stock Exchange.

For the following reasons, personal securities trading carried out by employees of the Firm typically does not involve many of the risks that apply in the case of employees of a typical equity investment manager that advises clients with regard to the purchase and sale of publicly-traded securities:

•	The Funds’ respective investments in investment managers are generally made through private placements or managed account transactions.

•
Generally speaking, the Firm does not make investment recommendations to clients or Funds concerning specific publicly-traded securities, and does not buy and sell publicly-traded securities, such as equities or bonds, for its own account.  On occasion, the Firm will receive publicly-traded securities from an investment manager as part of a distribution in kind; the Firm generally sells those holdings shortly thereafter.  For certain client accounts, the Firm will invest directly in options or futures for portfolio hedging purposes, typically with respect to indices rather than any particular security.

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Nevertheless, issues may arise in select circumstances that are applicable to the Firm’s operations, and the Code is intended to address those issues.

The Firm is a registered investment adviser with the SEC.  The Firm is also registered as a Commodity Pool Operator and Commodity Trading Advisor with the U.S. Commodity Futures Trading Commission and the National Futures Association.  Federal securities laws, specifically the Investment Advisers Act of 1940 (the “Advisers Act”), require that each registered investment adviser maintain a code of ethics having specified restrictions.  In addition, Rule 17j-1 under the Investment Company Act of 1940 (the “Company Act”) requires an investment adviser to a registered investment company to maintain a code of ethics having specific restrictions.  The Firm’s Code has been drafted to comply with the Advisers Act, the Company Act and to reflect the nature of the Firm’s business.

3.           General Requirements

The Firm is a fiduciary for its investment advisory clients.  Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to:

•	use for their own benefit (or the benefit of anyone other than the Firm’s clients) information about the Firm’s trading or recommendations for client accounts; or

•	take advantage of investment opportunities that would otherwise be available for the Firm’s clients.

Also, as a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, or from our relationships with our clients or with the hedge fund community.

The Firm expects all personnel to comply with the spirit of the Code, as well as the specific rules contained in the Code.  Any violations must be reported promptly to the Compliance Officer.

The Firm treats violations of the Code (including violations of the spirit of the Code) very seriously.  If you violate either the letter or the spirit of this Code, the Firm may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Any transaction for your account or for the account of a member of your Family/Household is subject to cancellation or reversal if it is determined by either the Firm’s COO or the Compliance Officer that the transaction is or was in conflict with or appeared to be in conflict with any client transaction or any of the trading restrictions of this Code.  If a cancellation or reversal results in a loss, such loss will be your responsibility.  If a cancellation or reversal results in a profit, such profit may be disgorged to the Firm, which will donate it to a charity or, in its sole discretion, apply it to offset losses from reversed or cancelled transactions deemed to have been inadvertent and in good faith.  Cancellations or reversals of transactions may be required after an extended period past the settlement date.  The determination that such a transaction may conflict or appear to conflict with a client transaction will be subjective and individualized, and may include questions about timely and adequate dissemination of information, availability of bids and offers, as well as many other factors deemed pertinent for that transaction or series of transactions.  It is possible that a cancellation or reversal of a transaction could be costly to you or a member of your Family/Household. Therefore, great care is required to adhere to the Firm’s trading restrictions and avoid conflicts or the appearance of conflicts.

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        In addition to improper trading activity, you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts.  Your conduct can violate this Code even if no clients are harmed by your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, ask the Compliance Officer.  Do not guess at the answer.

B.	Compliance with Applicable Law, including the Federal Securities Laws

Firm personnel are required at all times to comply with the laws and regulations to which the Firm is subject, including both federal and state securities laws, and in some cases certain laws of other countries that apply to the Firm as the result of relationships with clients for whom the Firm serves as investment manager.

Examples of applicable federal laws include:

•	the Securities Act of 1933 and the Securities Exchange Act of 1934;

•	the Advisers Act and the SEC rules thereunder (because the Firm is a registered investment adviser);

•	the Company Act and the SEC rules thereunder (because most of the Firm’s client funds operate under either the Section 3(c)(1) or 3(c)(7) exemption under that law);

•	title V of the Gramm-Leach-Bliley Act of 1999 (which is designed to protect privacy and enhance security of non-public information regarding individuals);

•	the Bank Secrecy Act, as it applies to investment advisers, and the SEC and Department of the Treasury rules thereunder (which are designed to combat money-laundering and terrorism); and

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•
the Commodity Exchange Act and the Commodity Futures Trading Commission rules thereunder (because the Firm, with respect to certain of its clients, is registered as a Commodity Pool Operator and a Commodity Trading Advisor).

C.	Gifts to or from Managers, Brokers, Clients or Others

You should not participate in any situation or accept any gift that could reasonably be expected to affect your independence, objectivity or loyalty to clients of the Firm.  You are required to report, in a timely manner and no later than thirty days after the quarter during which you received the gift, any gift or other accommodation received by you, on your own behalf or on behalf of the Firm from any vendor, hedge fund manager, broker, client or prospective client (a “business contact”).  Such reporting should be made through Compliance11. The Compliance Officer may, from time to time, (1) instruct you to return the gift, or to give the gift to the Firm for further distribution to an Employee of the Firm using a blind drawing, and/or (2) issue guidelines as to the type and value of items that would be considered inappropriate for reasons of creating actual or apparent conflicts of interest.  This provision applies equally to gifts from a business contact to members of your Family/Household.

Additionally, you may not give on your own behalf or on behalf of the Firm any gift to a business contact that may be construed as an improper attempt to influence the recipient.

These policies are not intended to prohibit normal business entertainment.

D.	Outside Activities

It is the Firm’s policy not to permit Employees to hold outside positions of authority, including that of being an officer, partner, director or employee of another business entity.  Also, the Firm requires that you make your position with the Firm a full-time job.  You must obtain the approval of the Firm before you take any outside position for any organization, regardless of whether such position is compensated.  (For non-profit organizations, charitable foundations or similar entities where no compensation is received, you only need to seek advance approval for officer or board level positions.)  Such approval may be obtained through Compliance11.  Any outside position must be approved by the Firm’s Compliance Officer and will be disclosed to the Employee’s supervisor.  The Firm can deny approval for any reason.  Any change in the status of such approved position, including termination of the position, must be promptly reported to the Compliance Officer.  As a condition of its approval of such an outside position, the Firm may require that any income or compensation received by you for serving in such position be paid in full to the Firm.  Under no circumstance may you represent or suggest that the Firm has approved or recommended the business or other activities of the outside organization or any person associated with it.

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In the case of proposed volunteer service as an officer or board member of any non-profit, charitable foundation, organization or similar entity, it is expected that the Firm will approve such proposed positions to the extent that they do not hinder your performance as an Employee. The Firm encourages each of its Employees to be of service to the community.  In such positions, it is also important that you not represent or suggest that the Firm has approved or recommended the activities of the outside organization or any person associated with it.

To further avoid actual or potential conflicts of interest and to maintain impartial investment advice, and equally important, the appearance of impartial investment advice, you must disclose to the Compliance Officer any special relationships and/or investments or business activities that you or your Family/Household have that could influence the investment activities of the Firm.  If you have any questions about any activities and the need for disclosure, please seek advice from the Compliance Officer.  This prohibition does not apply to Natixis Officers and Non-Access Managers.

E.           Confidentiality Obligations of Employees

During the period of your employment with the Firm, you may have access to certain “confidential information” concerning the Firm and its clients.  “Confidential Information,” which is defined as all information not publicly available about the business of the Firm, may include, but is not limited to, client and prospect names and records, research, trading and portfolio information and systems, information concerning externally managed entities or accounts which have been considered or made on behalf of fee paying clients, and the financial records of the Firm and/or its Employees.  This information is a valuable asset and the sole property of the Firm and may not be misappropriated and used outside of the Firm by an Employee or former Employee.    In order to protect the interests of the Firm and consistent with each Employee’s Non-Disclosure and Assignment Agreement, an Employee or ex-Employee shall not, without the express written consent of the Compliance Officer, disclose directly or indirectly Confidential Information to anyone outside of the Firm.  An Employee should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep Confidential Information confidential.  Any questions concerning the confidentiality of information should be directed to the Compliance Officer.  An abuse of the Firm’s policy of confidentiality could subject an Employee to immediate disciplinary action that may include dismissal from the Firm.  For more information, refer to the Firm’s Privacy Policy.

F.	Prohibition Against Insider Trading and Market Manipulation

Effective April 1, 2010, the Firm prohibited trading in most Covered Securities.  This decision was made to protect the Firm and its Employees.  The following information is important and all Employees should review it carefully.  However, Employees should not construe this section as permission to trade in individual company stocks or bonds.

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You and the members of your Family/Household are prohibited from engaging in, or helping others engage in, insider trading.  While the term “insider trading” is not defined under the U.S. federal securities laws, it generally prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, non-public information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material non-public information about the issuer or security, you (and, by extension, the Firm) may be deemed to have violated the insider trading laws.  Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities.  (Note that the information need not be so important that it would have changed the investor’s decision to buy or sell.)  Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts.  Material information can also relate to events or circumstances affecting the market for a company’s securities such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security.  Information is considered non-public until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary volatility in the price of the target company’s securities.  Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases).  Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the person or entity making the tender offer or, the target company or anyone acting on behalf of either.  Employees should exercise particular caution any time they become aware of non-public information relating to a tender offer.

Identifying Inside Information.  If you obtain information about an investment that you believe may be material, non-public information, you must immediately notify a Portfolio Manager of the Firm and the Compliance Officer of the information.  In addition, you must not, nor may any member of your Family/Household, discuss with anyone else, or recommend trading in such company, or otherwise disclose material non-public information, to anyone. If the Compliance Officer determines that the information constitutes material, non-public information which might expose the Firm or any of its affiliates to liability for insider trading, the company will be placed on the Restricted List described below.  Companies included on the Restricted List must not be discussed with persons outside the Firm without the prior consent of the Compliance Officer.

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Restricted List.  When a company is placed on the Restricted List, neither you nor any member of your Family/Household may trade in the securities or other instruments of the company, either for your own account or for the account of any of the funds or clients of the Firm, absent authorization from the Compliance Officer, until that company is removed from the Restricted List.  The Restricted List is a confidential list of companies that is maintained in the possession of the Compliance Officer and is available to all Employees in Compliance11.

Sanctions.  Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on the Firm.  These could involve administrative sanctions by the SEC, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences.  As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

No Fiduciary Duty to Use Inside Information.  Although the Firm has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its Employees know to be “inside” information.  In fact, as noted above, such conduct often violates the federal securities laws.

If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations or potentially a charge of market manipulation, you should consult with the Compliance Officer.

Market Manipulation.  You and the members of your Family/Household are prohibited from intentionally making false statements or disseminating rumors you know to be false in an effort to manipulate a company’s stock price.  The U.S. federal securities laws, and specifically Section 10(b) and Rule 10b-5 thereunder of the Securities Exchange Act of 1934, prohibit such conduct.  Under Rule 10b-5, persons are prohibited from making false and misleading statements in connection with the purchase or sale of securities.  In addition, Rule 10b-5 also makes it unlawful to employ a device, scheme, or artifice to defraud or engage in an act, practice, or course of business conduct that operates as a fraud or deceit.

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G.           Retention of Records

The Compliance Officer will maintain the records listed below for a period of five years in a readily accessible place and for the first two years at the Firm’s principal place of business:

(i)	a list of all persons subject to the Code during that period;

(ii)	acknowledgement by all persons subject to the Code affirming receipt of copies of the Code and acknowledging that they are subject to the provisions contained therein;

(iii)	a copy of each Code that has been in effect at any time during the period;

(iv)
copies of all approvals or notice forms mandated by this Code, including those relating to: personal trades, initial public offerings, use of external managers, private placements, brokerage accounts, outside employment, associations or business activities, and of monthly transaction summaries and other transaction reports;

(v)	copies of all initial, quarterly and annual Code of Ethics Questionnaires and other certifications of compliance; and

(vi)
a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period as well as a record of all persons responsible for reviewing these reports.

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

PART II
Reporting Responsibilities and Transaction Restrictions

A.           Reporting Requirements

When you start at the Firm, and at least quarterly thereafter, you must submit Code of Ethics Questionnaires through Compliance11.  These questionnaires require disclosure regarding Code of Ethics compliance including, but not limited to, Beneficial Ownership in Covered Securities, securities transactions, involvement in outside business activities, gifts and political contributions.  The Compliance Officer reviews these disclosures to ensure that all Employees comply with this Code.

NOTE:   One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions.  For example, accounts of certain members of your Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you.  In addition, even though members of your Family/Household may be subject to their own employer’s code of ethics, they are still subject to this Code, even if this Code is more restrictive than that of their employer.  To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the “Definitions” section under Part III of this Code.

ALSO:  You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

Reporting forms, on which disclosures and pre-clearances can be made, may be found in Compliance11.

        1.           Initial Code of Ethics Questionnaires.  No later than ten calendar days after you become an Employee, you must complete an Initial Code of Ethics Questionnaire.  In the case of a Natixis Officer, different rules apply and the initial holdings report shall be filed with the Special Compliance Person.

        The Initial Code of Ethics Questionnaire requires you to disclose all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership.  It also requires you to disclose all brokers, dealers and banks where you maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Employee.  The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Employee.

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The Initial Code of Ethics Questionnaire also requires you to confirm that you read and understand the Code, that you understand that it applies to you and members of your Family/Household, and that you understand that you are an Employee subject to the Code.  It also requests information regarding your outside employment or services to another company.

In addition, the Initial Code of Ethics Questionnaire requires you to disclose whether during the last ten years you have been involved in a crime or regulatory proceeding, especially any that relate to the investment management business.  The Firm is required to disclose this information annually on its Form ADV.  In the event any of your answers to these question changes during your employment at the Firm, you are required to promptly notify the Compliance Officer.

2.           Quarterly Code of Ethics Questionnaires.  No later than 30 calendar days after the end of March, June, September and December each year, you must file with the Compliance Officer a Quarterly Code of Ethics Questionnaire.  The Quarterly Code of Ethics Questionnaire for the fourth quarter will be combined with the Annual Code of Ethics Questionnaire.  In the case of a Natixis Officer, different rules apply and the quarterly transaction report shall be filed with the Special Compliance Person.

The Quarterly Code of Ethics Questionnaire requires you to list all transactions during the most recent calendar quarter in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership.  It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected. Any transaction in a Covered Security that is not publicly traded (and therefore not reported by the external broker through the confirmation process) and in which an Employee has Beneficial Ownership (such as real estate or oil and gas limited partnership interests and other privately placed securities and funds) must be reported to the Compliance Officer or, in the case of a Natixis Officer, to the Special Compliance Person.

EXCEPTION:  An Employee need not report transactions (i) where the Employee had no direct or indirect control or influence over the account in which the transaction occurred or (ii) effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

The quarterly reporting of transactions in Covered Securities requirement can be satisfied by an Employee’s broker-dealer, bank and/or financial institution sending copies of trade confirmations or monthly/quarterly statements to the Compliance Officer or through Compliance11 if the Firm agrees to accept electronic data feeds from the relevant broker-dealer, bank or financial institution.

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3.           Annual Code of Ethics Questionnaire.  By January 30 of each year, you must file with the Compliance Officer an Annual Code of Ethics Questionnaire.  In the case of a Natixis Officer, different rules apply and the annual holdings report shall be filed with the Special Compliance Person.  The Annual Code of Ethics Questionnaire includes your activity during the fourth quarter of the prior year, including all information that would be required in the Quarterly Code of Ethics Questionnaires for the fourth quarter.

The Annual Code of Ethics Questionnaire requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year.  It also requires you to disclose all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

The Annual Code of Ethics Questionnaire also requires you to confirm that you have read and understand this Code and have complied with its requirements, that you understand that it applies to you and members of your Family/Household, and that you understand that you are an Employee subject to the Code.  It also requests information regarding your outside activities or services to another company.

In addition, the Annual Code of Ethics Questionnaire requires you to disclose whether during the last ten years you have been involved in a crime or regulatory proceeding, especially any that relate to the investment management business.

        4.           Duplicate Confirmation Statements.  If you or any member of your Family/Household has a securities account with any broker, dealer or bank, you or your Family/Household member must direct that broker, dealer or bank to send, directly to the Firm’s Compliance Officer, contemporaneous duplicate copies of all statements and  transaction confirmations relating to that account.  This requirement can also be satisfied if you hold accounts with an Approved Broker whereby electronic data feeds of such holdings and transactions can be received through Compliance11.

        5.           Special Compliance Person.  The Special Compliance Person shall forward copies of all initial, quarterly and annual Code of Ethics Questionnaires (which may be in the same format as the Firm’s reports or a substantially similar format used by Natixis Global Asset Management, L.P. or its affiliates) for Natixis Officers to the Compliance Officer.  The Special Compliance Person may redact the number of shares and principal amount of all Covered Securities beneficially owned by such Natixis Officers on such initial and annual Code of Ethics reports, provided that a sealed copy of such holdings reports, including the number of shares and principal amount, is also provided to the Compliance Officer.  The sealed copies of such reports shall be made available for examination by the staff of the SEC, and for review by the Firm or outside legal counsel to the Firm if necessary to investigate apparent discrepancies or irregularities.

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B.           Transaction Restrictions

1.           Advance Approval of New Trading Account.  You and members of your Family/Household are prohibited from opening an account with a broker, dealer or bank unless you obtain approval in advance for that account.  Approval is obtained by completing and submitting the Brokerage Account form in Compliance11.  The Brokerage Account form must be submitted and approved prior to opening the account.  With exception of insurance products, variable annuities, 529 plans, retirement and welfare plans (e.g., 401(k) plans, profit sharing plans) and employee stock purchase plans for members of your Family/Household, you and members of your Family/Household may open accounts only with Approved Brokers.  If approval is given, the approval is valid until revoked by the Compliance Officer.  The Compliance Officer may deny or revoke approval of an account for any reason.  When approval is granted, a written request will be sent to the broker, dealer or bank directing it to promptly send copies of confirmations and statements to the Firm’s Compliance Officer, or, in the case of a securities account with an Approved Broker, the Compliance Officer may arrange for a direct feed of the account’s statements and confirmations to be received through Compliance11.

2.           Prohibition on Trading in Covered Securities

Neither Employees nor any member of the Employees’ Family/Household may acquire or sell any Beneficial Ownership in Covered Securities except under the following limited circumstances:

•	Transaction occurring by operation of law (e.g., the Covered Security is inherited).

•
The Employee or a member of the Employee’s Family/Household acquires or sells the Covered Security under any circumstance in which neither the Employee nor any member of the Employee’s Family/Household exercises any discretion to buy or sell the Covered Security, or makes recommendations to the person who exercises the discretion to do so.

•	The Employee buys or sells a Reportable Fund (i.e., a mutual fund managed by the Firm or an affiliate of the Firm).

•
The Covered Security is an exchange-traded fund (an “ETF”), exchange-traded note tracking an index or commodity or closed-end investment company.  (A Covered Security does not include open-end mutual funds that are not Reportable Funds.)

•
The Covered Security is a municipal bond (also known as a “muni”). A municipal bond is a debt security issued by a state, municipality or county to finance its capital expenditures. Municipal bonds are generally exempt from federal taxes and from most state and local taxes.

•
The Covered Security is an exchange-traded derivative of an index or widely held basket of Covered Securities that otherwise does not require pre-approval under the Code.  For example, an exchange-traded call or put option on the S&P 500 Stock Index or on an ETF that tracks the S&P 500 Stock Index does not require pre-approval.

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•
Transactions in equity securities issued by the employer of a member of an Employee’s Family/Household (i.e., through an employee stock purchase plan).  An investment in an initial public offering for an issuer where a member of an Employee’s Family/Household is employed requires advance approval.  See Paragraph 4 below.

•	Transactions in private placements (please see the advance approval requirements under Paragraph 3 below).

NOTE FOR 529 PLANS: Most 529 Plans are excluded from the definition of Covered Security; therefore, neither Employees nor any member of Employees’ Family/Household are required to report any information regarding investments in such plans. However, the Firm manages a portion of the assets of Virginia College Savings Plan. Employees and any member of Employees’ Family/Household may invest in that plan so long as the transactions are reported to the Firm (i.e., disclosed on initial and annual holdings reports and provide duplicate statements). No pre-approval is required to invest in such plan. The Compliance Officer may update the list of 529 Plans that are included in the definition of Covered Security from time to time without amending the Code.

 Notwithstanding the prohibition above, the Compliance Officer may grant exceptions to the prohibition. In particular, Employees and members of their Family/Household are permitted to sell Covered Securities with advance approval from the Compliance Officer.  Advance approval must be obtained by completing and submitting the New Pre-clearance form through Compliance11.  If approval is granted, the approval is valid for the following week.  If the Employee or member of the Employee’s Family/Household does not trade in the Covered Security within one week, he or she must obtain approval again before trading in the Covered Security.  The Compliance Officer may revoke the approval after it is granted for any reason.

3.           Advance Approval of Private Placements.

With the exception of Non-Access Managers, neither Employees nor any member of Employees’ Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance approval of the Compliance Officer, which the Compliance Officer may deny for any reason.  Private placements include any investment with an external investment manager (including interests in limited offerings or trust vehicles, managed accounts, variable annuities or foreign entities).  Advance approval is required for both the initial investment and subsequent investments in private placements.  Employees should seek advance approval by completing the Brokerage Account form through Compliance11.  Transactions in the Firm’s proprietary Aurora funds are approved by the Compliance Officer as part of Fund Administration’s subscription/redemption document approval process, and Employees are not required to complete the Brokerage Account form, although the investment must be reported as part of the quarterly and annual Code of Ethics Questionnaires.

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

4.           Advance Approval of Initial Public Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering, except with the specific, advance approval of the Compliance Officer, which the Compliance Officer may deny for any reason.  Employees should seek advance approval by completing the New Pre-clearance form through Compliance11.

5.           Prohibition on Specified Transactions.

Neither you nor any member of your Family/Household may carry out any of the following transactions: (a) any transaction in a publicly-traded security in anticipation of client orders (“frontrunning”); (b) any same-day transaction in a publicly-traded security in which any Employee knows that a client account advised by the Firm has a pending or actual transaction; and (c) any knowing sale or purchase of securities to or from any client of the Firm (excluding securities issued by any of the Funds).

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

PART III
Definitions

These terms have special meanings in this Code:

Approved Brokers
Beneficial Ownership
Compliance11
Compliance Officer
Covered Security
Employee
Family/Household
Investment Personnel
Natixis Officer
Non-Access Manager
Reportable Fund
Special Compliance Person

The special meanings of these terms as used in this Code are explained below.  Some of these terms are sometimes used in other contexts, not related to this Code, where they have different meanings.  For example, “beneficial ownership” has a different meaning in this Code than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT:  If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Compliance Officer.  Do not guess at the answer.

Approved Brokers are those brokers with whom Employees are allowed to open new accounts.  As of May 1, 2013, Approved Brokers include Charles Schwab, E*Trade, Interactive Brokers, Merrill Lynch, Morgan Stanley Smith Barney, Scottrade, TD Ameritrade, UBS and Wells Fargo or other brokers that the Compliance Officer otherwise communicates to Employees.  This list is subject to change at any time at the discretion of the Compliance Officer.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities.  It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don’t share in the profits.  Beneficial Ownership does not include securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager for which the person does not exercise any investment control or influence.

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

Beneficial Ownership is a very broad concept.  Some examples of forms of Beneficial Ownership include:

Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

Securities in a person’s individual retirement account.

Securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

Securities owned by a trust of which the person is either a trustee or a beneficiary.

Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

Securities owned by an investment club in which the person participates.

Securities held in a 529 plan.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code.  You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Compliance11 is the Firm’s online compliance and personal trading software, used for compliance questionnaires as well as tracking Employees’ holdings, securities transactions, outside activities, gifts, and political contributions among other compliance matters.

Compliance Officer means Scott M. Montpas, or his successor or another person that he designates to perform the functions of Compliance Officer when he is not available.  For purposes of reviewing the Compliance Officer’s own transactions and reports under this Code, the functions of the Compliance Officer are performed by the Firm’s COO or her designee.

Covered Security means anything that is considered a “security” under 1940 Act or the Advisers Act, with the exclusions noted below.  Section 202(a)(18) of the Advisers Act defines “security” as follows:   any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

Covered Security excludes the following:

Direct obligations of the U.S. Government.

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

Shares of open-end investment companies that are registered under the Company Act (mutual funds) other than Reportable Funds.

Shares issued by money market funds.

Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies that are registered under the  Company Act, none of which is a Reportable Fund.

Interests in prepaid college tuition plans and college savings plans, which are commonly referred to as “529 Plans,” unless the Firm manages all or a part of the assets of the 529 Plan or an affiliate of the Firm distributes, markets, or underwrites interests in the 529 Plan.

Even with these exclusions, this is a very broad definition of security.  It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

Options on securities, indices and currencies.

Investments in all kinds of limited partnerships, limited liability companies and other similar organizations with flow-through tax consequences.

Investments in foreign unit trusts and foreign mutual funds.

Participation in any profit-sharing arrangement.

Investments in private investment funds and hedge funds (note that investments in private investment funds advised by the Firm are not subject to the prohibitions, or pre-clearance or reporting requirements, set forth in this Code except as where noted).

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Compliance Officer.

Employee means any person employed by the Firm, whether on a full-time or a part-time basis, and any individual who serves as a partner, officer, shareholder or manager of the Firm, but does not include Non-Access Managers.  Long-term independent contractors are presumed to be Employees under this Code, while short-term contractors are presumed not to be Employees under this Code.  The term Employee also includes any “Access Person” which includes any other person (whether or not an employee of the Firm) who is subject to the Firm’s supervision and control, who has access to non-public information regarding any client’s purchase or sale of securities and who is involved in making securities recommendations to the Firm’s clients.  Employee also includes any “Investment Personnel” of the Firm as defined separately below.

Family/Household includes:

Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

Your children, regardless of age or domicile, if you or your spouse or domestic partner provides a significant portion of their support.

Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Keep in mind that even though members of your Family/Household may be subject to their own employer’s code of ethics, they are still subject to this Code, even if this Code is more restrictive than that of their employer.  There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership.  First, the SEC regards any benefit to a person that you help support financially as indirectly benefitting you, because it could reduce the amount that you might otherwise contribute to that person’s support.  Second, members of your Family/Household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Investment Personnel means any employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of any securities (even if they are not Covered Securities) for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales; and any natural person who directly or indirectly has a 25% or greater interest in the Firm and obtains information concerning recommendations made to any client of the Firm regarding the purchase or sale of any securities (even if they are not Covered Securities) by the client.  All members of the Investment Committee and research analysts are Investment Personnel.

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013

Natixis Officer means any officer of Natixis Global Asset Management, L.P., or of any entity that controls or is controlled by that company, who is also an Employee but is not a Non-Access Manager.

Non-Access Manager means any person who serves on the Firm’s board of managers but who (1) is not an officer or employee of the Firm, (2) has been designated as a Non-Access Manager by the Compliance Officer and (3) meets both of the following conditions:

•
such person does not have access to non-public information regarding any Firm client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Fund; and

•	such person is not involved in making recommendations to the Firm’s clients with respect to securities, and does not have access to such recommendations that are non-public.

Reportable Fund means any investment company other than money market funds that are registered under the Company Act whose investment adviser or principal underwriter is the Firm, controls the Firm, is controlled by the Firm, or is under common control with the Firm.  A Reportable Fund includes registered investment companies that are sub-advised by the Firm or the Firm’s affiliates.  The Compliance Officer maintains a list of Reportable Funds which may be found in the Corporate Documents database and under Policies in the Affirmations tab of Compliance11.

Special Compliance Person means the current compliance officer of Natixis Global Asset Management, L.P.

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Aurora Investment Management L.L.C. Code of Ethics	Effective May 1, 2013